Exhibit 99.2

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Jennifer Culter
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9511
kpatterson@websense.com	jculter@websense.com

N E W S   R E L E A S E

Websense Announces Two-for-One Stock Split

SAN DIEGO, January 31, 2006—Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management software, today announced that its Board of Directors has approved a two-for-one stock split, to be effected in the form of a special dividend of one share of the company’s Common Stock for each share outstanding.  The company will discuss the split in more detail during today’s scheduled conference call to report fourth quarter 2005 financial results.

Shareowners of record at the close of business on February 13, 2006, will be issued one additional share of common stock for each share owned as of that date. The company anticipates that the additional shares resulting from the split will be issued in book-entry form on or about March 17, 2006. Shareowners will be entitled to receive physical stock certificates upon request. The stock split will increase the number of total shares outstanding from approximately 24 million shares to approximately 48 million shares.

Fourth Quarter Conference Call

Websense has scheduled a conference call and simultaneous webcast today at 4:30 p.m. EST (1:30 pm PST), to discuss fourth quarter 2005 results and to review guidance for the first quarter of 2006. To participate in the call, investors should dial (800) 289-0494 (domestic) or (913) 981-5520 (international) 10 minutes prior to the scheduled start of the call. The webcast may be accessed via the internet at www.websense.com/investors. An audio archive of the webcast will be available on the company’s website through March 31, 2006, and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 8104011.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to internet use including instant messaging, peer-to-peer, and spyware. By providing usage policy enforcement at the internet gateway, on the network and at the desktop, Websense products enhance productivity and security, optimize the use of IT resources and mitigate legal liability for our customers. For more information, visit www.websense.com.

© 2006, Websense, Inc. All rights reserved. Websense and Websense Enterprise are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “guidance” and similar words.   The potential risks and uncertainties which contribute to the uncertain nature of these statements include the fact that the stock split may have unintended consequences on the market price of our common stock and that it may not increase the liquidity and average daily volume of trading in our common stock as expected, as well as the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.